Exhibit 99.1

News Release

Contact: Michael Mitchell, 513-784-8959, mmitchell@chiquita.com

CHIQUITA AGREES TO SELL OPERATIONS IN COLOMBIA

CINCINNATI – June 11, 2004 - Chiquita Brands International, Inc. (NYSE: CQB) today announced that it has entered into definitive agreements for the sale of its banana-producing and port operations in Colombia to Invesmar Ltd., the holding company of C.I Banacol S.A. Banacol is a Colombia-based producer and exporter of bananas and other fruit products.

In exchange for these operations, the agreement provides for Chiquita to receive, subject to certain post-closing adjustments, approximately $28.5 million in cash; approximately $15 million face amount of notes and deferred payments (of which $3 million is due within 90 days of closing); and the assumption by the buyer of approximately $8 million of pension liabilities.

The transaction also includes two separate eight-year agreements for Chiquita’s purchase from the buyer’s affiliates of approximately 11 million boxes of Colombian bananas per year and approximately 2.5 million boxes of Costa Rican golden pineapples per year. Chiquita produces approximately 11 million boxes of bananas a year in its Colombian operations, representing about 9 percent of its worldwide banana volume.

The parties expect to complete the transaction within the next 30 days, subject to financing and certain other conditions. A copy of the definitive agreements, which set forth the terms and conditions of the transaction as well as the obligations of the parties post-closing, will be filed with the U.S. Securities and Exchange Commission shortly.

Unions representing the current Chiquita workers in Colombia have been consulted regarding the sale agreement, and the existing collective bargaining agreement will remain in full force for the acquired operations. The buyer has also agreed to maintain certifications to the social, environmental and food safety standards that Chiquita introduced on these farms, including Social Accountability 8000, Rainforest Alliance and EUREPGAP.

– more –

Chiquita Brands International

Agreement to Sell Operations in Colombia

As of March 31, 2004, the net book value of the assets and liabilities to be transferred in the transaction approximated $37 million. Chiquita expects to recognize an after-tax loss on the transaction of approximately $5 million, which takes into account the two long-term fruit purchase agreements. The estimated loss may increase somewhat as a result of the recent industrywide strike of banana workers in the Uraba region of Colombia, which was settled on June 10. The additional costs cannot be estimated until the farms have been inspected.

Chiquita Brands International is a leading international marketer, producer and distributor of high-quality bananas and other fresh produce, which are sold primarily under the premium Chiquita® brand. The company is one of the largest banana producers in the world and a major supplier of bananas in Europe and North America. The company also distributes and markets fresh-cut fruit and other branded, value-added fruit products. Additional information is available at www.chiquita.com.

# # #